Exhibit (a)(6)

Designer Brands Inc. Announces Commencement of Tender Offer to Repurchase Up to $100 Million of its Class A Common Shares

COLUMBUS, Ohio, June 8, 2023—Designer Brands Inc. (NYSE: DBI) (the “Company” and “Designer Brands”), one of the world’s largest designers, producers, and retailers of footwear and accessories, today announced that it has commenced a modified “Dutch Auction” tender offer to repurchase up to $100 million in value of shares of its Class A common shares at a price of not less than $7.00 per share and not more than $8.00 per share, less any applicable withholding taxes and without interest. The number of shares proposed to be purchased in the tender offer (at a minimum purchase price of $7.00 per share) represents approximately 25% of the Company’s currently outstanding Class A common shares. The closing price per share of the Company’s Class A common shares on the New York Stock Exchange on Wednesday, June 7, 2023, the last full trading day prior to the commencement of the tender offer, was $7.21 per share. The tender offer is being made in accordance with the terms and subject to the conditions described in the offer to purchase, the related letter of transmittal and other related tender offer materials, as each may be amended or supplemented from time to time. Designer Brands intends to enter into a term loan agreement for $135 million to be used principally to fund the tender offer (the “Financing Contingency”), with the remaining availability to be used for general corporate purposes.

The tender offer will expire on Friday, July 7, 2023 at 12:00 Midnight, at the end of the day, New York City time, unless the tender offer is extended or terminated by the Company. Tenders of shares must be made prior to the expiration of the tender offer and may be withdrawn at any time prior to the expiration of the tender offer, in each case in accordance with the procedures described in the offer to purchase, the related letter of transmittal and other related tender offer materials that are being distributed to shareholders.

On the terms and subject to the conditions of the tender offer, holders of Class A common shares will have the opportunity to tender some or all of their Class A common shares at a price or any number of prices contained within the price range established by the Company. Based on the number of shares duly tendered and the prices specified by the tendering shareholders, the Company will determine the lowest price per share within the range that will enable it to buy up to $100 million of its Class A common shares or a lower amount if the offer is not fully subscribed. If shareholders properly tender Class A common shares greater than $100 million in value at the price determined, the Company will purchase Class A common shares tendered by those shareholders on a pro rata basis, subject to the “odd lot” and conditional tender offer provisions described in the offer to purchase. In accordance with the rules of the Securities and Exchange Commission, the Company also reserves the right to purchase up to an additional 2% of its outstanding Class A common shares pursuant to and without amending or extending the tender offer.

All Class A common shares accepted for payment will be purchased at the same purchase price, regardless of whether any shareholder tendered such shares at a lower price within the range. Holders of Class A common shares will receive the purchase price in cash, less any applicable withholding taxes and without interest, for shares properly tendered (and not withdrawn) promptly after the expiration of the tender offer. All shares tendered at prices above the purchase price will not be purchased and will be returned promptly to the tendering shareholders. The tender offer is not contingent on any minimum number of shares being tendered. However, the tender offer is subject to a number of other conditions specified in the offer to purchase, including the Financing Contingency. The Company’s executive officers and directors, including Jay L. Schottenstein, the Executive Chairman of our Board of Directors, have informed the Company that they do not intend to tender shares in the offer.

BofA Securities, Inc. and BMO Capital Markets Corp. will serve as the dealer managers for the tender offer. Questions concerning the tender offer may be directed to BofA Securities, Inc. at (888) 803-9655 or BMO Capital Markets Corp. at (212) 702-1101. Georgeson LLC will serve as information agent for the tender offer and Computershare Trust Company, N.A. will serve as depositary for the tender offer. For more information about the tender offer, please contact Georgeson LLC at (888) 206-5896.

Neither Designer Brands’ management, nor any of its Board, executive officers, the Dealer Managers, the Information Agent or the depositary is making any recommendation to shareholders as to whether to tender or refrain from tendering their shares in the tender offer. Shareholders must decide how many shares they will tender, if any, and the price within the stated range at which they will tender their shares. Shareholders should consult their financial and tax advisors in making this decision.

HOLDERS OF CLASS A COMMON SHARES OF DESIGNER BRANDS ARE URGED TO READ THE TENDER OFFER STATEMENT (INCLUDING THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED TENDER OFFER DOCUMENTS) WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS FILED BY DESIGNER BRANDS WITH THE SECURITIES AND EXCHANGE COMMISSION BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION CONCERNING THE TERMS OF THE TENDER OFFER.

Holders of Class A common shares will be able to obtain the tender offer materials free of charge on the Company’s website at investors.designerbrands.com or the Securities and Exchange Commission’s website at www.sec.gov. In addition, holders of Class A common shares may request copies of the Tender Offer Statement, the Offer to Purchase, related Letter of Transmittal and other filed tender offer documents free of charge by contacting Georgeson LLC, the Information Agent for the tender offer, by telephone toll-free at (866) 391-6921 or in writing to 1290 Avenue of the Americas, 9th Floor New York, NY 10104.

About Designer Brands

Designer Brands is one of the world’s largest designers, producers, and retailers of the most recognizable footwear brands and accessories, transforming and defining the footwear industry by inspiring self-expression across every facet of its enterprise. Through its portfolio of world-class owned brands, led by the industry-setting Vince Camuto brand, Designer Brands delivers on-trend footwear and accessories through its robust direct-to-consumer omni-channel infrastructure, featuring a billion-dollar digital commerce business and nearly 640 stores across the U.S. and Canada. Its retailing operations under the DSW Designer Shoe Warehouse and The Shoe Company banners deliver current, in-line footwear and accessories from most of the largest national brands in the industry and hold leading market share positions in key product categories across Women’s, Men’s and Kid’s in the U.S. and Canada. Designer Brands also distributes its owned brands through select wholesale relationships while leveraging its design and sourcing expertise to build private label product for national retailers. Designer Brands is also committed to being a difference maker in the world, taking steps forward to advance diversity, equity, and inclusion in the footwear industry and supporting our global community and the health of our planet through donating more than six million pairs of shoes to the global non-profit Soles4Souls. More information can be found at www.designerbrands.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Certain statements in this press release, other than statements of historical fact, constitute forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include, without limitation, statements about the tender offer, including the value of Class A common shares to be offered to purchase in the tender offer, the ability to consummate the expected $135 million term loan agreement under acceptable terms, and whether the tender offer is actually consummated. You can identify these forward-looking statements by the use of forward-looking words such as “outlook,” “could,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “would,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” or the negative version of those words or other comparable words. These statements are based on the Company’s current views and expectations and involve known and unknown risks, uncertainties, and other factors, including those included in the Company’s latest Annual Report on Form 10-K or other reports filed or made with the Securities and Exchange Commission, that may cause actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. All forward-looking statements speak only as of the time when made. The Company undertakes no obligation to update or revise the forward-looking statements included in this press release to reflect any future events or circumstances.